Exhibit 99.1

CONTACTS:
Tapestry, Inc.
Media:
Andrea Shaw Resnick
Chief Communications Officer
212/629-2618
aresnick@tapestry.com
Analysts and Investors:
Christina Colone
Global Head of Investor Relations
212/946-7252
ccolone@tapestry.com

TAPESTRY, INC. REPORTS FOURTH QUARTER AND FULL YEAR FISCAL 2024 RESULTS

•	Achieved Fiscal Year 2024 Reported Diluted EPS of $3.50 and Record non-GAAP Diluted EPS of $4.29, Exceeding the Company’s Outlook

•	Drove Operational Outperformance, Highlighted by Gross Margin Expansion of 250 Basis Points and Robust Operating and Free Cash Flow of Over $1.1 Billion in Fiscal Year 2024

•	Delivered Record Annual Revenue at the Coach Brand

Link to Download Tapestry’s Q4 and Fiscal Year Earnings Presentation, Including Brand Highlights

New York, August 15, 2024 – Tapestry, Inc. (NYSE: TPR), a house of iconic accessories and lifestyle brands consisting of Coach, Kate Spade, and Stuart Weitzman, today reported results for the fourth quarter and year ended June 29, 2024.

10 HUDSON YARDS, NEW YORK, NY 10001 TELEPHONE 212 594 1850  FAX 212 594 1682  WWW.TAPESTRY.COM

Joanne Crevoiserat, Chief Executive Officer of Tapestry, Inc., said, “Our fourth quarter results exceeded expectations, capping a successful year.  This is a testament to our passionate global teams whose creativity and exceptional execution continue to fuel our brands and business. Importantly, through an unwavering focus on powering innovation and consumer connections, we meaningfully advanced our strategic agenda in fiscal year 2024, delivering strong financial results against a dynamic backdrop.  From this position of strength, we have a bold vision for the future and a steadfast commitment to drive growth and shareholder value for years to come.”

Tapestry, Inc. Financial & Strategic Highlights

The Company advanced its strategic priorities throughout the year, resulting in constant currency topline gains, significant gross margin expansion, double-digit adjusted EPS growth, and robust cash flow generation in FY24 despite the complex global economic and consumer environment.  Highlights include:

Build Lasting Customer Relationships

•	Drove customer engagement, acquiring over 6.5 million new customers during the year in North America alone, over half of which were Gen Z and Millennials.

Power Global Growth

•	Delivered 1% constant currency revenue growth in FY24, including a record year at Coach, which surpassed $5 billion in sales;

•
Achieved International topline growth of 6% at constant currency in FY24, which included revenue gains in Europe (+14%), Other Asia (+9%), Japan (+5%), and Greater China (+3%) compared to the prior year;

•	Realized a 1% sales decline in North America in the fiscal year, while delivering higher operating margin and profit dollars in the region compared to last year driven by gross margin expansion;

•	Delivered double-digit adjusted earnings per diluted share growth in the fiscal year, ahead of expectations which included operational outperformance as well as a benefit from a lower tax rate;

•	Generated robust operating and free cash flow of over $1.1 billion in FY24, fueling the Company’s strategic growth agenda.

Deliver Compelling Omni-Channel Experiences

•	Achieved Direct-to-Consumer sales in-line with prior year on a constant currency basis in FY24; wholesale revenue increased led by International, including growth on Digital platforms;

•
Drove global brick and mortar sales growth at constant currency in FY24, fueled by higher productivity per square foot; launched immersive retail experiences and new concepts globally, which helped to drive awareness and engagement among younger customer cohorts;

•	Maintained strong Digital positioning, with revenue more than three times above pre-pandemic levels, or nearly 30% of sales in the fiscal year.

Fuel Fashion Innovation and Product Excellence

•	Delivered compelling and distinctive assortments to consumers, with notable momentum at Coach, which drove handbag revenue growth and AUR gains in the fiscal year;

•
Remained disciplined brand-builders and operators, underscored by strong gross margin expansion of 250 basis points in the fiscal year, which included lower freight expense, operational outperformance, and FX tailwinds;

•	Leveraged Tapestry’s customer engagement platform to embed data-driven insights across go-to-market processes, enabling agility and diligent inventory management.

Overview of Fiscal 2024 Fourth Quarter Financial Results

•
Net sales totaled $1.59 billion compared to $1.62 billion in the prior year period, representing a decline of 2% on a reported basis.  Excluding a currency headwind of approximately 170 basis points, sales were approximately even with the prior year.

•
Gross profit totaled $1.19 billion, while gross margin was 74.9%, which included operational improvements, a benefit of approximately 90 basis points from lower freight expense, as well as FX tailwinds.  This compared to prior year gross profit of $1.17 billion, representing a gross margin of 72.4%.

•
SG&A expenses totaled $956 million and represented 60.1% of sales on a reported basis.  On a non-GAAP basis, SG&A expenses totaled $929 million and represented approximately 58.4% of sales.  In the prior year period, SG&A expenses on both a reported and non-GAAP basis totaled $899 million, representing 55.5% of sales.

•
Operating income was $235 million on a reported basis, while operating margin was 14.8%.  On a non-GAAP basis, operating income was $262 million, while operating margin was 16.5%.  This compares to reported and non-GAAP operating income of $274 million and a 16.9% operating margin in the prior year period.

•
Net interest expense was $31 million on a reported basis, reflecting the incremental debt incurred related to the financing of the proposed acquisition of Capri Holdings Limited.  On a non-GAAP basis, net interest income was $3 million.  This compared to net interest expense of $6 million in the prior year period on both a reported and non-GAAP basis.

•	Other expense was $4 million, primarily due to an FX loss associated with the movement of the U.S. Dollar within the quarter. This compared to other expense of $1 million in the prior year period.

•
Net income was $159 million, with earnings per diluted share of $0.68.  On a non-GAAP basis, net income was $217 million, with earnings per diluted share of $0.92.  In the prior year period, net income was $224 million, with earnings per diluted share of $0.95 on both a reported and non-GAAP basis.  The tax rate for the quarter was 20.7% on a reported basis and 16.8% on a non-GAAP basis.  In the prior year period, the tax rate was 16.0% on both a reported and non-GAAP basis.

Overview of Fiscal 2024 Full Year Financial Results

•	Net sales totaled $6.67 billion as compared to $6.66 billion in the prior year. Excluding a headwind of approximately 110 basis points from currency, revenue increased 1% versus last year.

•
Gross profit totaled $4.89 billion, while gross margin was 73.3%, which reflected a benefit of 130 basis points from lower freight expense, as well as operational improvements and FX tailwinds. This compared to prior year gross profit of $4.71 billion, representing a gross margin of 70.8%.

•
SG&A expenses totaled $3.75 billion and represented 56.2% of sales. On a non-GAAP basis, SG&A expenses totaled $3.64 billion and represented approximately 54.5% of sales.  In the prior year, SG&A expenses on both a reported and non-GAAP basis totaled $3.54 billion, representing 53.1% of sales.

•
Operating income was $1.14 billion on a reported basis, while operating margin was 17.1%. On a non-GAAP basis, operating income was $1.25 billion, while operating margin was 18.7%.  This compares to reported and non-GAAP operating income of $1.17 billion and a 17.6% operating margin in the prior year.

•
Net interest expense was $125 million on a reported basis, reflecting the incremental debt incurred related to the financing of the proposed acquisition of Capri Holdings Limited.  On a non-GAAP basis, net interest expense was $8 million. This compared to net interest expense of $28 million in the prior year on both a reported and non-GAAP basis.

•	Other expense was $3 million, primarily due to an FX loss associated with the movement of the U.S. Dollar. This compared to other expense of $2 million in the prior year.

•
Net income was $816 million, with earnings per diluted share of $3.50.  On a non-GAAP basis, net income was $1.00 billion, with earnings per diluted share of $4.29.  In the prior year, net income was $936 million, with earnings per diluted share of $3.88 on both a reported and non-GAAP basis.  The tax rate for the year was 19.4% on a reported basis and 19.2% on a non-GAAP basis.  In the prior year, the tax rate was 18.1% on both a reported and non-GAAP basis.

Summary of Revenue Information (Unaudited) – in USD millions

		% Change			% Change
	Quarter Ended June 29, 2024	Reported	Constant Currency	Year Ended June 29, 2024	Reported	Constant Currency
Brand
Coach	1,250.4	0%	2%	5,095.3	3%	4%
Kate Spade	290.1	-6%	-5%	1,334.4	-6%	-5%
Stuart Weitzman	50.6	-19%	-19%	241.5	-14%	-13%

Region
North America	1,020.4	-1%	-1%	4,314.0	-1%	-1%
Greater China (1)	232.4	-13%	-10%	1,012.6	0%	3%
Japan	127.4	-9%	2%	554.4	-3%	5%
Other Asia (2)	86.2	9%	12%	348.5	7%	9%
Europe	92.3	26%	26%	326.6	17%	14%
Other (3)	32.4	11%	10%	115.1	4%	3%

Tapestry	1,591.1	-2%	0%	6,671.2	0%	1%

(1) Greater China includes mainland China, Hong Kong SAR and Macao SAR, and Taiwan.
(2) Other Asia includes Malaysia, Australia, New Zealand, South Korea, Singapore, and other countries within Asia.
(3) Other primarily represents royalties earned from the Company’s licensing partners and sales in the Middle East.

Balance Sheet and Cash Flow Highlights

•
Cash, cash equivalents and short-term investments totaled $7.20 billion and total borrowings outstanding were $7.24 billion, reflecting $6.1 billion in senior notes issued in November 2023 to fund the proposed acquisition of Capri Holdings Limited, as well the paydown of the Company’s $450 million term loan in the fiscal fourth quarter.

•
Inventory of $825 million was favorable to expectations and 10% below the prior year’s ending inventory of $920 million, reflecting strong inventory control as well as a shift in receipt timing into the fiscal first quarter of 2025.

•
Cash flow from operating activities for the fiscal year was an inflow of $1.26 billion compared to an inflow of $975 million in the prior year. Free cash flow for the fiscal year was an inflow of $1.15 billion compared to an inflow of $791 million in the prior year.  Excluding deal-related costs, free cash flow for the fiscal year was $1.28 billion.

•	CapEx and implementation costs related to Cloud Computing for the fiscal year were $144 million versus $261 million a year ago.

Dividend

As anticipated, the Board of Directors approved the return of $321 million to shareholders in Fiscal 2024 through dividend payments, for an annual dividend rate of $1.40 per common share, which represented an increase of 17% versus prior year and a dividend payout ratio of 39% on a reported basis.

In Fiscal 2025, Tapestry expects to maintain its annual dividend rate of $1.40 per common share, and the Company’s Board of Directors declared a quarterly cash dividend of $0.35 per common share payable on September 23, 2024, to shareholders of record as of the close of business on September 6, 2024.

Acquisition of Capri Holdings Limited

On August 10, 2023, Tapestry, Inc. announced a definitive agreement to acquire Capri Holdings Limited, establishing a powerful global house of iconic luxury and fashion brands. Importantly, this transaction will bring significant benefits to the combined Company’s customers, employees, partners, and shareholders around the world.  Further, the acquisition builds on Tapestry’s track record as a consumer-centric brand-builder and disciplined operator and accelerates its strategic and financial growth agenda.

On April 22, 2024, the Federal Trade Commission (FTC) filed a lawsuit in an attempt to block the proposed acquisition.  The Company is confident in the merits and pro-competitive, pro-consumer nature of this transaction and looks forward to presenting its strong legal arguments in court, working expeditiously to close the transaction in calendar year 2024.

Non-GAAP Reconciliation

During the fiscal fourth quarter of 2024, the Company recorded certain items that decreased pre-tax income by $60 million, net income by $58 million, and earnings per diluted share by approximately $0.24.  For the full fiscal year, the Company recorded certain items that decreased pre-tax income by $227 million, net income by $184 million, and earnings per diluted share by approximately $0.79.   These items relate to costs associated with the proposed acquisition of Capri Holdings Limited, primarily financing charges and professional fees.

Please refer to Financial Schedules 3 and 4 included herein for a detailed reconciliation of the Company’s reported GAAP to non-GAAP results.

Financial Outlook

Tapestry expects the following for Fiscal 2025 on a non-GAAP basis:

•
Revenue in the area of $6.7 billion, representing growth compared to the prior year on a reported basis, including approximately 50 basis points of currency pressure.  On a constant currency basis, revenue is expected to increase approximately 1% versus prior year;

•	Operating margin expansion in the area of 50 basis points compared to prior year;

•	Net interest income of approximately $20 million;

•	Tax rate of approximately 19%;

•	Weighted average diluted share count of approximately 238 million shares;

•
Earnings per diluted share of $4.45 to $4.50, representing mid-single digit growth compared to the prior year.  This incorporates a negative impact of $0.35 related to the suspension of share repurchase activity due to the proposed acquisition of Capri Holdings Limited, as previously outlined, and an estimated currency headwind of approximately $0.20 versus the Company’s Fiscal 2025 EPS target as provided at its Investor Day in 2022;

•	Free cash flow of approximately $1.1 billion, excluding deal-related costs.

Please note this outlook assumes the following:

•	No revenue, net interest, or earnings impact related to the proposed acquisition of Capri Holdings Limited;

•	No further appreciation of the U.S. Dollar; information provided based on spot rates at the time of forecast;

•	No material worsening of inflationary pressures or consumer confidence;

•	No benefit from the potential reinstatement of the Generalized System of Preferences (“GSP”); and

•	No impact related to any potential policy changes resulting from the outcome of U.S. Presidential election in November 2024.

Given the dynamic nature of these and other external factors, financial results could differ materially from the outlook provided.

Financial Outlook - Non-GAAP Adjustments:
The Company is not able to provide a full reconciliation of the non-GAAP financial measures to GAAP presented in this release and on the Company’s conference call because certain material items that impact these measures, such as the timing and exact amount of acquisition, financing, purchase accounting and integration-related charges and Company costs associated with the acquisition of Capri Holdings Limited have not yet occurred and cannot be reasonably estimated at this time. Accordingly, a reconciliation of the Company’s non-GAAP financial measure guidance to the corresponding GAAP measure is not available without unreasonable effort.

Conference Call Details

The Company will host a conference call to review these results at 8:00 a.m. (ET) today, August 15, 2024.  Interested parties may listen to the conference call via live webcast by accessing www.tapestry.com/investors or calling 1-866-847-4217 or 1-203-518-9845 and providing the Conference ID 2329867.  A telephone replay will be available starting at 12:00 p.m. (ET) today for a period of five business days. To access the telephone replay, call 1-800-283-4641 or 1-402-220-0851. A webcast replay of the earnings conference call will also be available for five business days on the Tapestry website.  In addition, presentation slides have been posted to the Company’s website at www.tapestry.com/investors.

Upcoming Events

The Company expects to report fiscal 2025 first quarter results on Thursday, November 7, 2024.

To receive notification of future announcements, please register at www.tapestry.com/investors (“Subscribe to E-Mail Alerts”).

About Tapestry, Inc.

Our global house of brands unites the magic of Coach, kate spade new york and Stuart Weitzman. Each of our brands are unique and independent, while sharing a commitment to innovation and authenticity defined by distinctive products and differentiated customer experiences across channels and geographies. We use our collective strengths to move our customers and empower our communities, to make the fashion industry more sustainable, and to build a company that’s equitable, inclusive, and diverse. Individually, our brands are iconic. Together, we can stretch what’s possible. To learn more about Tapestry, please visit www.tapestry.com. For important news and information regarding Tapestry, visit the Investor Relations section of our website at www.tapestry.com/investors. In addition, investors should continue to review our news releases and filings with the SEC. We use each of these channels of distribution as primary channels for publishing key information to our investors, some of which may contain material and previously non-public information. The Company’s common stock is traded on the New York Stock Exchange under the symbol TPR.

This information to be made available in this press release may contain forward-looking statements based on management’s current expectations. Forward-looking statements include, but are not limited to, the statements under  “Financial Outlook,” statements regarding long term performance, statements regarding the Company’s capital deployment plans, including anticipated annual dividend rates and share repurchase plans, and statements that can be identified by the use of forward-looking terminology such as “may,” “will,” “can,” “should,” “expect,” “expectation,” “proposed acquisition,” “looks forward to,” “working expeditiously,” “potential,” “intend,” “estimate,” “continue,” “guidance,” “forecast,” “outlook,” “commit,” “anticipate,” “goal,” “leveraging,” “create,” accelerating,” “expand,” “unlock,” “generate,” “enhancing,”  “innovation,” “drive,” “targeting,” “assume,” “plan,” “effort,” “progress,” “confident,”  “future,” “uncertain,” “achieve,” “strategic,”  “growth,” “vision,” “we can stretch what’s possible,” or comparable terms. Future results may differ materially from management’s current expectations, based upon a number of important factors, including risks and uncertainties such as the impact of economic conditions, recession and inflationary measures, risks associated with operating in international markets and our global sourcing activities, the impact of the Covid-19 pandemic, the ability to anticipate consumer preferences and retain the value of our brands, including our ability to execute on our e-commerce and digital strategies, the ability to successfully implement the initiatives under our 2025 growth strategy, the effect of existing and new competition in the marketplace, the satisfaction of the conditions precedent to consummation of the proposed acquisition of Capri Holdings Limited (“Capri”), including the ability to secure regulatory approval in the United States on the terms expected, at all or in a timely manner, our ability to achieve intended benefits, cost savings and synergies from acquisitions including our proposed acquisition of Capri, the outcome of the antitrust lawsuit by the Federal Trade Commission against us and Capri related to the consummation of the proposed acquisition, our ability to control costs, the effect of seasonal and quarterly fluctuations on our sales or operating results; the risk of cybersecurity threats and privacy or data security breaches, our ability to satisfy our outstanding debt obligations or incur additional indebtedness, the risks associated with climate change and other corporate responsibility issues,  the impact of tax and other legislation, the risks associated with potential changes to international trade agreements and the imposition of additional duties on importing our products, our ability to protect against infringement of our trademarks and other proprietary rights, and the impact of pending and potential future legal proceedings, etc. In addition, purchases of shares of the Company’s common stock will be made subject to market conditions and at prevailing market prices. Please refer to the Company’s latest Annual Report on Form 10-K and its other filings with the Securities and Exchange Commission for a complete list of risks and important factors. The Company assumes no obligation to revise or update any such forward-looking statements for any reason, except as required by law.

Schedule 1:  Consolidated Statements of Operations

TAPESTRY, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
For the Quarter and Year Ended June 29, 2024 and July 1, 2023
(in millions, except per share data)

	(unaudited)		(unaudited)	(audited)
	QUARTER ENDED		YEAR ENDED
	June 29, 2024	July 1, 2023	June 29, 2024	July 1, 2023

Net sales	$1,591.1	$1,619.5	$6,671.2	$6,660.9
Cost of sales	399.9	446.8	1,781.7	1,946.0
Gross profit	1,191.2	1,172.7	4,889.5	4,714.9
Selling, general and administrative expenses	956.2	899.1	3,749.4	3,542.5
Operating income (loss)	235.0	273.6	1,140.1	1,172.4
Interest expense, net	30.5	6.2	125.0	27.6
Other expense (income)	3.7	0.6	3.2	1.7
Income (loss) before provision for income taxes	200.8	266.8	1,011.9	1,143.1
Provision (benefit) for income taxes	41.5	42.7	195.9	207.1
Net income (loss)	$159.3	$224.1	$816.0	$936.0
Net income (loss) per share:
Basic	$0.69	$0.97	$3.56	$3.96
Diluted	$0.68	$0.95	$3.50	$3.88
Shares used in computing net income (loss) per share:
Basic	230.0	230.2	229.2	236.4
Diluted	234.7	235.4	233.2	241.3

Schedule 2:  Detail to Net Sales

TAPESTRY, INC.
DETAIL TO NET SALES
For the Quarter and Year Ended June 29, 2024 and July 1, 2023
(in millions)
(unaudited)

	QUARTER ENDED
	June 29, 2024	July 1, 2023	% Change	Constant Currency % Change

Coach	$1,250.4	$1,247.4	—%	2%
Kate Spade	290.1	309.5	(6)%	(5)%
Stuart Weitzman	50.6	62.6	(19)%	(19)%
Total Tapestry	$1,591.1	$1,619.5	(2)%	—%

	YEAR ENDED
	June 29, 2024	July 1, 2023	% Change	Constant Currency % Change

Coach	$5,095.3	$4,960.4	3%	4%
Kate Spade	1,334.4	1,418.9	(6)%	(5)%
Stuart Weitzman	241.5	281.6	(14)%	(13)%
Total Tapestry	$6,671.2	$6,660.9	—%	1%

Schedules 3 & 4:  Consolidated Segment Data and GAAP to Non-GAAP Reconciliation

TAPESTRY, INC.
CONSOLIDATED SEGMENT DATA AND
GAAP TO NON-GAAP RECONCILIATION
(in millions, except per share data)
(unaudited)

	For the Quarter Ended June 29, 2024			For the Year Ended June 29, 2024
	Items Affecting Comparability			Items Affecting Comparability
	GAAP Basis (As Reported)	Acquisition Costs	Non-GAAP Basis (Excluding Items)	GAAP Basis (As Reported)	Acquisition Costs	Non-GAAP Basis (Excluding Items)

Gross Profit
Coach	969.0	—	969.0	3,875.4	—	3,875.4
Kate Spade	194.3	—	194.3	871.2	—	871.2
Stuart Weitzman	27.9	—	27.9	142.9	—	142.9
Gross profit	$1,191.2	$—	$1,191.2	$4,889.5	$—	$4,889.5

SG&A expenses
Coach	580.2	—	580.2	2,224.3	—	2,224.3
Kate Spade	170.4	—	170.4	738.6	—	738.6
Stuart Weitzman	37.2	—	37.2	164.1	—	164.1
Corporate	168.4	27.0	141.4	622.4	109.9	512.5
SG&A expenses	$956.2	$27.0	$929.2	$3,749.4	$109.9	$3,639.5

Operating income (loss)
Coach	388.8	—	388.8	1,651.1	—	1,651.1
Kate Spade	23.9	—	23.9	132.6	—	132.6
Stuart Weitzman	(9.3)	—	(9.3)	(21.2)	—	(21.2)
Corporate	(168.4)	(27.0)	(141.4)	(622.4)	(109.9)	(512.5)
Operating income (loss)	$235.0	$(27.0)	$262.0	$1,140.1	$(109.9)	$1,250.0

Interest expense, net	30.5	33.0	(2.5)	125.0	116.7	8.3

Provision for income taxes	41.5	(2.2)	43.7	195.9	(42.4)	238.3
Net income (loss)	$159.3	$(57.8)	$217.1	$816.0	$(184.2)	$1,000.2
Net income (loss) per diluted common share	$0.68	$(0.24)	$0.92	$3.50	$(0.79)	$4.29

TAPESTRY, INC.
CONSOLIDATED SEGMENT DATA AND
GAAP TO NON-GAAP RECONCILIATION
(in millions, except per share data)
(unaudited)

	For the Quarter Ended July 1, 2023	For the Year Ended July 1, 2023
	GAAP Basis (As Reported)(1)	GAAP Basis (As Reported)(1)

Gross Profit
Coach	936.4	3,647.1
Kate Spade	199.1	900.1
Stuart Weitzman	37.2	167.7
Gross profit	$1,172.7	$4,714.9

SG&A expenses
Coach	541.1	2,117.2
Kate Spade	184.3	785.1
Stuart Weitzman	40.3	174.4
Corporate	133.4	465.8
SG&A expenses	$899.1	$3,542.5

Operating income (loss)
Coach	395.3	1,529.9
Kate Spade	14.8	115.0
Stuart Weitzman	(3.1)	(6.7)
Corporate	(133.4)	(465.8)
Operating income (loss)	$273.6	$1,172.4

Interest expense, net	6.2	27.6

Provision for income taxes	42.7	207.1
Net income (loss)	$224.1	$936.0
Net income (loss) per diluted common share	$0.95	$3.88

(1) There were no items affecting comparability in the fourth quarter and fiscal year ended on July 1, 2023

Management utilizes non-GAAP and constant currency measures to conduct and evaluate its business during its regular review of operating results for the periods affected and to make decisions about Company resources and performance. The Company believes presenting these non-GAAP measures, which exclude items that are not comparable from period to period, is useful to investors and others in evaluating the Company’s ongoing operating and financial results in a manner that is consistent with management’s evaluation of business performance and understanding how such results compare with the Company’s historical performance. Additionally, the Company believes presenting these metrics on a constant currency basis will help investors and analysts to understand the effect of significant year-over-year foreign currency exchange rate fluctuations on these performance measures and provide a framework to assess how business is performing and expected to perform excluding these effects.

The Company reports information in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”). The Company’s management does not, nor does it suggest that investors should, consider non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. Further, the non-GAAP measures utilized by the Company may be unique to the Company, as they may be different from non-GAAP measures used by other companies.

The Company operates on a global basis and reports financial results in U.S. dollars in accordance with GAAP. Percentage increases/decreases in net sales for the Company and each segment have been presented both including and excluding currency fluctuation effects from translating foreign-denominated sales into U.S. dollars and compared to the same periods in the prior quarter and fiscal year. The Company calculates constant currency net sales results by translating current period net sales in local currency using the prior year period’s currency conversion rate.

The segment operating income and supplemental segment SG&A expenses presented in the Consolidated Segment Data, and GAAP to non-GAAP Reconciliation Table above, as well as SG&A expense ratio, and operating margin, are considered non-GAAP measures. These measures have been presented both including and excluding acquisition costs for the fourth quarter and fiscal year ended June 29, 2024. In addition, segment Operating Income (loss), Net income (loss), and Net Income (loss) per diluted common share, have been presented both including and excluding acquisition costs for the fourth quarter and fiscal year ended June 29, 2024.

There were no items affecting comparability for the fourth quarter and fiscal year ended July 1, 2023.

The Company also presents free cash flow, which is a non-GAAP measure, Free cash flow is calculated by taking the “Net cash flows provided by (used in) operating activities” less “Purchases of property and equipment” from the Condensed Consolidated Statement of Cash Flows. The Company believes that free cash flow is an important liquidity measure of the cash that is available after capital expenditures for operational expenses and investment in our business. The Company believes that free cash flow is useful to investors because it measures the Company’s ability to generate or use cash. Once our business needs and obligations are met, cash can be used to maintain a strong balance sheet, invest in future growth and return capital to stockholders. Adjusted EBITDA is calculated as Net Income, excluding, Interest expense, Provision for income taxes, Depreciation and amortization, Cloud computing amortization costs, Share-based compensation and Items affecting comparability including Acquisition and Integration costs.

Schedule 5:  Condensed Consolidated Balance Sheets

TAPESTRY, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
At June 29, 2024 and July 1, 2023
(in millions)

	(unaudited) June 29, 2024	(audited) July 1, 2023
ASSETS
Cash, cash equivalents and short-term investments	$7,203.8	$741.5
Receivables	228.2	211.5
Inventories	824.8	919.5
Other current assets	546.9	491.0
Total current assets	8,803.7	2,363.5
Property and equipment, net	514.7	564.5
Operating lease right-of-use assets	1,314.4	1,378.7
Other assets	2,763.5	2,810.1
Total assets	$13,396.3	$7,116.8
LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable	$452.2	$416.9
Accrued liabilities	656.3	547.1
Current portion of operating lease liabilities	299.7	297.5
Current debt	303.4	25.0
Total current liabilities	1,711.6	1,286.5
Long-term debt	6,937.2	1,635.8
Long-term operating lease liabilities	1,224.2	1,333.7
Other liabilities	626.4	583.0
Stockholders’ equity	2,896.9	2,277.8
Total liabilities and stockholders’ equity	$13,396.3	$7,116.8

Schedule 6: Condensed Consolidated Statement of Cash Flows

TAPESTRY, INC.
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
For the Fiscal Years Ended June 29, 2024 and July 1, 2023
(in millions)

	(unaudited)	(audited)
	June 29, 2024	July 1, 2023
CASH FLOWS PROVIDED BY (USED IN) OPERATING ACTIVITIES
Net income (loss)	$816.0	$936.0
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	174.0	182.2
Amortization of cloud computing arrangements	55.0	42.0
Other non-cash items	42.7	73.9
Changes in operating assets and liabilities	167.9	(258.9)
Net cash provided by (used in) operating activities	1,255.6	975.2

CASH FLOWS PROVIDED BY (USED IN) INVESTING ACTIVITIES
Purchases of property and equipment	(108.9)	(184.2)
Purchases of investments	(2,713.0)	(6.7)
Proceeds from maturities and sales of investments	1,676.3	154.7
Other items	103.7	41.9
Net cash provided by (used in) investing activities	(1,041.9)	5.7

CASH FLOWS PROVIDED BY (USED IN) FINANCING ACTIVITIES
Payment of dividends	(321.4)	(283.3)
Repurchase of common stock	—	(703.5)
Proceeds from issuance of debt, net of discount	6,089.5	—
Repayment of debt	(468.8)	(31.2)
Other items	(84.9)	(17.9)
Net cash provided by (used in) financing activities	5,214.4	(1,035.9)

Effect of exchange rate on cash and cash equivalents	(12.2)	(8.7)
Net (decrease) increase in cash and cash equivalents	5,415.9	(63.7)
Cash and cash equivalents at beginning of year	$726.1	$789.8
Cash and cash equivalents at end of year	$6,142.0	$726.1

Schedules 7 & 8: Store Count by Brand

TAPESTRY, INC.
STORE COUNT
At March 30, 2024 and June 29, 2024
(unaudited)

Directly-Operated Store Count:	As of March 30, 2024	Openings	(Closures)	As of June 29, 2024
Coach
North America	326	—	(2)	324
International	611	4	(9)	606

Kate Spade
North America	198	2	(3)	197
International	185	2	(6)	181

Stuart Weitzman
North America	38	—	(4)	34
International	62	—	(2)	60

TAPESTRY, INC.
STORE COUNT
At July 1, 2023 and June 29, 2024
(unaudited)

Directly-Operated Store Count:	As of July 1, 2023	Openings	(Closures)	As of June 29, 2024
Coach
North America	330	3	(9)	324
International	609	21	(24)	606

Kate Spade
North America	205	4	(12)	197
International	192	9	(20)	181

Stuart Weitzman
North America	36	2	(4)	34
International	57	10	(7)	60

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